Exhibit (a)(1)(K)



Media Contact:    John Bloomfield  (201) 269-6400
Investor Contact: Laura Jordan  (908) 423-5185



                  MERCK-MEDCO COMPLETES SUCCESSFUL TENDER
                 OFFER FOR PROVANTAGE HEALTH SERVICES, INC.


     FRANKLIN LAKES, N.J., June 15, 2000 - Merck-Medco Managed Care, L.L.C., the pharmaceutical benefit management services subsidiary of Merck & Co., Inc. (NYSE: MRK), said today that it has, through a wholly owned subsidiary, completed a successful tender offer for all of the outstanding shares of common stock of ProVantage Health Services, Inc. (NYSE: PHS).

     The tender offer expired at 12:00 midnight Eastern Daylight Time on Wednesday, June 14, 2000. Approximately 17.7 million shares of ProVantage have been tendered (including 59,100 shares tendered by notice of guaranteed delivery), representing more than 97 percent of the company's outstanding shares. Merck-Medco will accept for payment all of the shares validly tendered at the tender offer price of $12.25 per share.

     Merck-Medco intends to promptly complete the transaction in accordance with Delaware's short-form merger provisions. As a result of the merger, each remaining outstanding share of ProVantage will be converted, subject to appraisal rights, into the right to receive $12.25, in cash, without interest.

     ProVantage, headquartered in Waukesha, Wisconsin, is a health-care benefits management and health information company with health benefit management and health information technology divisions.

     Merck-Medco is the nation's leading provider of high-quality, affordable prescription-drug care, serving benefit plans of employers, unions, commercial and government health plans that provide benefits to more than 53 million Americans, including 14 million older Americans. Additional information about Merck-Medco is available at www.merckmedco.com.

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This release contains forward-looking  statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts.
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